Exhibit 10.38

COHEN BROTHERS, LLC

2010 Executive Officers’ Cash Bonus Plan

Consent to Participation and Terms of Plan

I hereby agree that, as a condition to my receipt of a cash bonus in the amount of $                     under the terms of the Cohen Brothers, LLC 2010 Executive Officers’ Cash Bonus Plan (the “Plan”) that I am bound by all of the terms and conditions of the Plan. I hereby acknowledge that I have received and read a copy of the Plan, a copy of which is attached as an exhibit to this Consent. I understand that under circumstances described in the Plan, I may be obligated to repay all or a portion of the cash bonus payment I receive under the Plan, and that the Company has the right to enforce its rights to seek such repayment by any and all means available to it, including legal action that may be taken against me and by retaining amounts that the Company would otherwise be required to pay to me.

Print Name:	Signed:

Date: